Exhibit 99.1

INVESTOR RELATIONS CONTACTS:

Patrick Spangler, CFO

ev3 Inc.

 (763) 398-7000

pspangler@ev3.net

Marian Briggs/Nancy Johnson

Padilla Speer Beardsley

(612) 455-1742 (612) 455-1745
mbriggs@psbpr.com / njohnson@psbpr.com

ev3 Inc. Reports Fourth Quarter Sales Increase of 41% and
Net Loss Decline of 79% Compared to Year-Ago Period

ev3 Inc. also Achieves Fourth Quarter Positive EBITDA

Conference Call Scheduled for February 20, 2007 at 8 a.m. CST;

Simultaneous Webcast at www.ev3.net

PLYMOUTH, Minn. – February 20, 2007 –ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, today reported financial results for its fiscal fourth quarter of 2006.

As reported on January 8, 2007, ev3’s net sales in the fourth quarter of 2006 increased 41% to $57.7 million versus net sales of $41.0 million in the fourth quarter of 2005. Fourth quarter sales growth was broad-based and reflected a strong contribution from each of ev3’s Cardio Peripheral and Neurovascular business segments as well as a strong contribution from both domestic and international markets.

For the fiscal year ended December 31, 2006, ev3’s net sales increased 51% to $202.4 million versus $133.7 million for the year ended December 31, 2005. Annual sales growth in 2006 also was generated internally and reflected net sales growth in each of ev3’s reportable business segments and geographic markets.

Jim Corbett, president and CEO of ev3 Inc., commented, “We are very pleased with yet another record quarter of sales growth which substantially outpaced that of our target markets.  With the FDA approval and launch of our ProtegeRX carotid stent, used in combination with an ev3 embolic protection device for carotid stenting, we are optimistic about our prospects in 2007.”

(more)

ev3’s net loss attributable to common shareholders for the fourth quarter of 2006 declined 79% to $4.6 million compared to $22.0 million in the fourth quarter of 2005. The company’s net loss attributable to common shareholders for the fiscal year ended December 31, 2006 declined 57% to $52.4 million compared to $122.1 million for the year ended December 31, 2005.  ev3’s net loss per common share attributable to common shareholders for the fourth quarter of 2006 and fiscal year ended December 31, 2006 was $0.08 and $0.93 per common share, respectively, compared to $0.45 per common share in the fourth quarter of 2005 and $4.48 per common share in the full year ended December 31, 2005. Total weighted average common shares outstanding used in the per share calculations were 57.2 million and 56.6 million for the fourth quarter of 2006 and full year ended December 31, 2006, respectively and 49.2 million and 27.2 million for the fourth quarter of 2005 and full year ended December 31, 2005, respectively.

ev3’s earnings before interest, taxes, depreciation and amortization (EBITDA), excluding charges for non-cash stock-based compensation, improved approximately $19.5 million to a positive $3.0 million in the fourth quarter of 2006, compared to a loss of $16.5 million in the fourth quarter of 2005. ev3’s EBITDA loss, excluding charges for non-cash stock-based compensation, for the year ended December 31, 2006 improved $56.6 million or 71%, to a loss of $23.3 million, compared to a loss of $79.9 million for the year ended December 31, 2005.  ev3 uses the non-GAAP financial measures, EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, as supplemental measures of performance and believes that these measures facilitate operating performance comparisons from period to period and company to company.

EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, for the fourth quarter and year ended December 31, 2006 and December 31, 2005 are reconciled to ev3’s net loss for the respective periods immediately following the detail of net sales by geography later in this press release.

Corbett continued,“Since our initial public offering in mid 2005, we have not had a more important financial objective than to achieve a positive EBITDA, excluding non-cash stock-based compensation charges, by the fourth quarter of 2006.  Although we recognize that much work is yet to be done, we are gratified to report that ev3’s fourth quarter EBITDA was a positive $1.4 million and that fourth quarter EBITDA, excluding non-cash stock-based compensation, was a positive $3.0 million.”

Sales Review

In the fourth quarter of 2006, ev3’s Neurovascular segment net sales increased 39% to $23.7 million versus $17.0 million in the fourth quarter of 2005. Within the Neurovascular business segment, sales of embolic products increased 49% to $12.0 million from $8.1 million, and sales of Neurovascular access and delivery products were up 30% to $11.7 million from $8.9 million. The primary growth drivers for the Neurovascular segment were the continued market penetration of both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVMs) and the Nexus family of embolic coils for the treatment of brain aneurysms.

Cardio Peripheral segment net sales in the fourth quarter of 2006 increased 42% to $34.0 million versus $24.0 million in the fourth quarter of 2005. Within the cardio Peripheral business segment, stent sales increased 53% to $18.5 million from $12.1 million. Sales of thrombectomy and embolic protection products increased 79% to $6.2 million from $3.5 million, while sales of procedural support and other Cardio Peripheral products increased 11% to $9.3 million from $8.4 million. The largest contributors to the growth in the Cardio Peripheral segment were ev3’s new EverFlex stent product and the SpideRX Embolic Protection Device.

On a geographic basis, ev3’s fourth quarter U.S. net sales increased 52% to $34.6 million, while fourth quarter international net sales increased 26% to $23.1 million, over the prior-year quarter. Changes in foreign currency exchange rates had a positive impact of approximately $1.2 million on fourth quarter 2006 net sales compared to the fourth quarter of the prior year.

Outlook

ev3 expects 2007 annual net sales to be in the range of approximately $262 to $278 million. ev3 expects first quarter of 2007 net sales to be in the range of $59 to $63 million.  ev3 also expects its quarterly operating losses to be reduced during 2007, as compared to its quarterly operating losses for fiscal year 2006.  With respect to EBITDA, excluding non-cash stock-based compensation, the Company expects to generate $10 to $15 million in 2007 representing an improvement of $33 to $38 million over a negative $23 million for 2006.

Earnings Call Information

ev3 will host a conference call today, February 20, 2007, beginning at 8 a.m. CST to review its results of operations for the fourth quarter of 2006 and other recent events and to discuss its 2007 business outlook. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s net sales, cost of goods sold, operating expenses, distribution arrangements, clinical studies, regulatory status, financial position and comments the company may make about its future in response to questions from participants on the conference call. Any interested party may listen to the conference call through a live audio Webcast at www.ev3.net. For those unable to listen to the Webcast, a playback of the Webcast will be available at www.ev3.net for approximately 90 days. Those without Internet access may join the call from within the United States by dialing 866-700-7173; outside the United States dial 617-213-8838 passcode 98675467. A playback of the conference call will be available from11 a.m. CST, February 20, 2007 until noon CST on February 27, 2007 by dialing 888-286-8010 (United States) or 617-801-6888 (International), passcode 12904482.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

This press release contains other trademarks and trade names of ev3 Inc. and other third parties, which are the property of their respective owners.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited to, in no particular order:  product demand and market acceptance; the impact of competitive products and pricing; delays in regulatory approvals and the introduction of new products; and success of clinical testing. More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q and annual report on Form 10-K. ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net sales	$57,675	$40,974	$202,438	$133,696

Operating expenses
Cost of goods sold (a)	18,988	16,610	71,321	55,094
Sales, general and administrative (a)	32,612	35,604	141,779	130,427
Research and development (a)	6,868	8,627	26,725	39,280
Amortization of intangible assets	4,215	2,796	17,223	10,673
Loss on sale or disposal of assets, net	20	(4)	162	200
Acquired in-process research and development	—	—	1,786	868
Total operating expenses	62,703	63,633	258,996	236,542

Loss from operations	(5,028)	(22,659)	(56,558)	(102,846)

Other (income) expense:
Gain on sale of investments, net	—	—	(1,063)	(4,611)
Interest (income) expense, net	(224)	(917)	(1,695)	9,916
Minority interest in loss of subsidiary	—	(801)	—	(2,013)
Other (income) expense, net	(584)	448	(2,117)	3,360
Loss before income taxes	(4,220)	(21,389)	(51,683)	(109,498)

Income tax expense	360	587	688	526

Net loss	(4,580)	(21,976)	(52,371)	(110,024)

Accretion of preferred membership units to redemption value	—	—	—	(12,061)

Net loss attributable to common shareholders	$(4,580)	$(21,976)	$(52,371)	$(122,085)

Net loss per common share attributed to common shareholders (basic and diluted) (b)	$(0.08)	$(0.45)	$(0.93)	$(4.48)

Weighted average common shares outstanding (b)	57,228,532	49,162,046	56,585,025	27,242,712

(a) Includes stock-based compensation charges of:

Cost of goods sold	$134	$208	$630	$653
Sales, general and administrative	1,314	1,236	5,868	3,141
Research and development	132	351	655	1,079
	$1,580	$1,795	$7,153	$4,873

(b)            Net loss per common share attributed to common shareholders and weighted average common shares outstanding reflect the June 21, 2005 1-for-6 reverse stock split for all periods presented.

ev3 Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2006	2005
	(unaudited)

Assets
Current assets
Cash and cash equivalents	$24,053	$69,592
Short-term investments	14,700	12,000
Accounts receivable, less allowance of $3,924 and $3,607, respectively	45,137	28,519
Inventories	42,124	32,987
Prepaid expenses and other assets	7,162	7,042
Other receivables	2,669	1,535
Total current assets	135,845	151,675

Restricted cash	2,022	3,102
Property and equipment, net	24,072	17,877
Goodwill	149,061	94,456
Other intangible assets, net	40,014	26,230
Other assets	1,812	3,488
Total assets	$352,826	$296,828

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$13,140	$11,716
Accrued compensation and benefits	16,382	14,612
Accrued liabilities	10,102	11,343
Current portion of long-term debt	2,143	—
Total current liabilities	41,767	37,671

Long-term debt	5,357	—
Other long-term liabilities	468	852
Total liabilities	47,592	38,523

Minority interest	—	12,850
Stockholders’ equity

Common stock: $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 57,594,742 and 49,350,647, respectively	576	493
Additional paid in capital	919,221	807,032
Accumulated deficit	(614,578)	(562,207)
Accumulated other comprehensive income	15	137
Total stockholders’ equity	305,234	245,455
Total liabilities and stockholders’ equity	$352,826	$296,828

ev3 Inc.

SELECTED NET SALES INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	December 31,		December 31,	December 31,
NET SALES BY SEGMENT	2006	2005	% change	2006	2005	% change
Cardio Peripheral
Stents	$18,501	$12,079	53%	$64,092	$37,871	69%
Thrombectomy and embolic protection	6,177	3,459	79%	21,606	12,869	68%
Procedural support and other	9,344	8,451	11%	35,406	29,141	21%
Total cardio peripheral	34,022	23,989	42%	121,104	79,881	52%

Neurovascular
Embolic products	12,026	8,046	49%	38,998	22,463	74%
Neuro access and delivery products	11,627	8,939	30%	42,336	31,352	35%
Total neurovascular	23,653	16,985	39%	81,334	53,815	51%

Total company	$57,675	$40,974	41%	$202,438	$133,696	51%

	For the Three Months Ended			For the Years Ended
	December 31,	December 31,		December 31,	December 31,
NET SALES BY GEOGRAPHY	2006	2005	% change	2006	2005	% change
United States	$34,590	$22,707	52%	$121,180	$71,848	69%
International	23,085	18,267	26%	81,258	61,848	31%

Total net sales	$57,675	$40,974	41%	$202,438	$133,696	51%

ev3 Inc.

NON-GAAP FINANCIAL MEASURES

(Dollars in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Reconciliation of net loss to EBITDA

Net loss, as reported (GAAP basis)	$(4,580)	$(21,976)	$(52,371)	$(110,024)

Interest (income) expense, net	(224)	(917)	(1,695)	9,916
Income tax expense	360	587	688	526
Depreciation and amortization	5,854	4,026	22,878	14,816
EBITDA	$1,410	$(18,280)	$(30,500)	$(84,766)

Stock-based compensation	1,580	1,795	7,153	4,873

EBITDA, adjusted for stock-based compensation	$2,990	$(16,485)	$(23,347)	$(79,893)

ev3 uses non-GAAP financial measures, as outlined above, as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by variations in capital structure, tax positions, depreciation, non-cash charges and certain large and unpredictable charges. ev3 also believes that the presentation of these measures provides useful information to investors in evaluating the company’s operations, period over period. Non-GAAP measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under Generally Accepted Accounting Principles (GAAP).

# # #